Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-144403 of Huntington Bancshares Incorporated on Form S-8 of our report dated May 28, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the plan termination and the liquidation basis of accounting), relating to the financial statements of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan appearing in this Annual Report on Form 11-K of the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan for the period from January 1, 2009 to November 30, 2009.

/s/ Deloitte & Touche LLP
Columbus, Ohio
May 28, 2010